Short-Term Bond Fund of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

February 28, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$19,781
Class B	$227
Class C	$533
Class F1	$1,006
Class F2	$1,489
Total	$23,036
Class 529-A	$1,121
Class 529-B	$21
Class 529-C	$109
Class 529-E	$48
Class 529-F1	$147
Class R-1	$13
Class R-2	$70
Class R-3	$138
Class R-4	$81
Class R-5	$91
Class R-6	$87
Total	$1,926

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0648
Class B	$0.0318
Class C	$0.0246
Class F1	$0.0621
Class F2	$0.0760
Class 529-A	$0.0654
Class 529-B	$0.0256
Class 529-C	$0.0208
Class 529-E	$0.0461
Class 529-F1	$0.0711
Class R-1	$0.0247
Class R-2	$0.0225
Class R-3	$0.0451
Class R-4	$0.0603
Class R-5	$0.0757
Class R-6	$0.0782

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	295,408
Class B	6,235
Class C	19,474
Class F1	14,476
Class F2	21,741
Total	357,334
Class 529-A	18,308
Class 529-B	783
Class 529-C	5,442
Class 529-E	1,146
Class 529-F1	2,278
Class R-1	500
Class R-2	3,244
Class R-3	3,291
Class R-4	1,556
Class R-5	1,194
Class R-6	1,349
Total	39,091

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.06
Class B	$10.06
Class C	$10.06
Class F1	$10.06
Class F2	$10.06
Class 529-A	$10.06
Class 529-B	$10.06
Class 529-C	$10.06
Class 529-E	$10.06
Class 529-F1	$10.06
Class R-1	$10.06
Class R-2	$10.06
Class R-3	$10.06
Class R-4	$10.06
Class R-5	$10.06
Class R-6	$10.06